EXHIBIT 99

News Release

For Immediate Release September 21, 2007	Contacts:	Stacy Frole:	(419) 627-2227
		Investor & Media Relations:	(419) 627-2233

CEDAR FAIR ANNOUNCES NEW DIRECTION FOR GEAUGA LAKE

SANDUSKY, OHIO, September 21, 2007 – Cedar Fair Entertainment Company announced today that Geauga Lake & Wildwater Kingdom in Aurora, Ohio, will become exclusively a water park attraction beginning with the 2008 season.

“After four years of operating Geauga Lake as a combined water park/amusement park attraction, we have concluded that its future should be entirely as a water park,” said Dick Kinzel, chairman, president and chief executive officer of Cedar Fair Entertainment Company. “Visiting Geauga Lake is a 119-year-old tradition in northeastern Ohio. That tradition will continue, but in a new and exciting way.”

“Geauga Lake’s Wildwater Kingdom has been recognized as one of the finest water parks in the country,” Kinzel said. “Over the past three seasons, we have invested approximately $25 million to create and develop the premiere water park in northeastern Ohio. Since its opening in 2005, Wildwater Kingdom has been the park’s highest rated attribute.”

Geauga Lake’s Wildwater Kingdom attractions will include Tidal Wave Bay, a 30,000 square-foot wave pool featuring seven different types of wave patterns; Liquid Lightning, a 60-foot-tall tornado slide; Thunder Falls, Ohio’s tallest water slide complex; an activity pool; an action river; and a multi-story play structure. The park will also provide a catering facility and picnic pavilions for group outings and poolside cabanas will be made available for daily rental.

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Cedar Fair, L.P. – One Cedar Point Drive, Sandusky, Ohio 44870-5259         419-627-2233

Cedar Fair Announces New Direction for Geauga Lake

September 21, 2007

Water parks are very important to Cedar Fair. In addition to parks where the water park is incorporated into the amusement park, the company owns and operates five separately gated water parks: three in California, one in Ohio (Soak City at Cedar Point) and one in Missouri.

Kinzel added, “Water parks traditionally draw from a closer geographic market than amusement parks, and we believe Geauga Lake’s Wildwater Kingdom will continue to be successful in drawing visitors from the greater Cleveland, Youngstown and Akron-Canton areas.”

Geauga Lake’s 2008 operating schedule, admission pricing, group programs and other operating details will be announced at a later date. However, the water park season is traditionally Memorial Day to Labor Day.

As part of the changeover to exclusively water park attractions, a number of the rides at Geauga Lake will be introduced at other Cedar Fair parks.

The property not necessary for the operation of the water park is being reviewed for other uses and development.

Geauga Lake’s Wildwater Kingdom is owned and operated by Cedar Fair Entertainment Company, a publicly traded partnership that is listed for trading on The New York Stock Exchange under the symbol “FUN.” In addition to Geauga Lake’s Wildwater Kingdom, Cedar Fair owns and operates 11 amusement parks, five other water parks, one indoor water park resort, and six hotels. Cedar Fair also owns and operates Star Trek: The Experience, an interactive adventure located in Las Vegas, and operates the Gilroy Gardens Family Theme Park in Gilroy, Calif. under a management contract.

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This press release and prior press releases are available online at www.cedarfair.com.

Cedar Fair, L.P. – One Cedar Point Drive, Sandusky, Ohio 44870-5259         419-627-2233